Exhibit 10.2

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”), is entered into on February 18, 2016, and will become effective on March 7, 2016 (the “Effective Date”), by and between Jack DeCicco (the “Executive”) and CYS Investments, Inc., a Maryland corporation (the “Company”).

WHEREAS, the Company desires to hire the Executive as an employee of the Company, and effective on June 1, 2016 Executive shall become and serve as the Company’s Chief Financial Officer and Treasurer; and

WHEREAS, the Company desires to establish its right to the continued services of the Executive beginning on the Effective Date, in the capacity described below, on the terms and conditions and subject to the rights of termination hereinafter set forth, and the Executive is willing to accept such employment in such capacity and on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual promises and agreements herein made and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

1. Definitions. The following capitalized terms used in this Agreement shall have the respective meanings assigned to them below:

1.1 “Act” means the Securities Exchange Act of 1934, as amended, or any successor thereto.

1.2 “Affiliate” or “Affiliated Entity” means any entity that controls, is controlled by, or is under common control with the Company;

1.3 “Board” means the Board of Directors of the Company.

1.4 “Beneficial Owner” means a “beneficial owner” as such term is used for purposes of Sections 13(d) and 14(d) of the Act (or any successor section thereto).

1.5 “Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the State of New York are authorized or obligated by law to close.

1.6 “Change of Control” means the occurrence of any one of the following events:

a. stockholder approval of the complete liquidation or dissolution of the Company; or

b. the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any Person or Group; or

c. any Person or Group is or becomes the Beneficial Owner, directly or indirectly, of more than 50% of the voting shares of the Company; or

d. a merger, consolidation or statutory share exchange where the Company’s stockholders immediately prior to such event hold less than 50% of the voting power of the surviving or resulting entity; or

e. during any period of two (2) consecutive years, individuals who, as of the Effective Date, constitute the Board (the “Incumbent Directors”) cease for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board, provided that any person becoming a member of the Board subsequent to the Effective Date whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors shall, for purposes of this Agreement, be considered an Incumbent Director; or

f. the Board adopts a resolution to the effect that, in its judgment, as a consequence of any transaction or event, or a series thereof, a Change of Control has effectively occurred.

If a Change of Control constitutes a payment event with respect to any benefit or payment that provides for the deferral of compensation that is subject to Section 409A of the Code, no payment will be made of that benefit or payment on account of a Change of Control unless the event or transaction that constitutes a Change of Control also constitutes a “change in control event” under Treasury Regulation Section 1.409A-3(i)(5).

1.7 “Code” shall mean the Internal Revenue Code of 1986, as amended.

1.8 “Compensation Committee” shall mean the Compensation Committee of the Board.

1.9 “Confidential Information” means information, knowledge or data disclosed to or known by Executive as a consequence of or through his employment with the Company that relates to any aspect of the Company or its business and assets. “Confidential Information” includes, but is not limited to, any and all confidential information (whether recorded in documentary form or by electronic or other means) relating to the Company’s assets, business methods, investment strategies, hedging strategies, liability management strategies, corporate plans, business plans, strategic plans, employee information (including compensation, qualifications, and utilization), management systems, finances, and existing or developing business opportunities. Confidential Information also includes any other information in respect of which the Company owes an obligation of confidentiality to any third party, knowledge of which the Executive acquired at any time during his employment by the Company and which is not readily ascertainable to persons not connected with the Company, either at all or without significant expenditure of labor, skill or money.

1.10 “Copyright Works” are materials for which copyright protection may be obtained including, but not limited to literary works (including all written material), computer programs, artistic and graphic works (including designs, graphs, drawings, blueprints, and other works), recordings, models, photographs, slides, motion pictures, and audio-visual works, regardless of the form or manner in which documented or recorded.

1.11 “Good Reason” shall mean the occurrence of one or more of the following without the Executive’s written consent: (i) the failure of the Company to pay any amounts due under this Agreement in a timely manner, (ii) the Executive is not elected by the Board to serve as the Company’s Chief Financial Officer and Treasurer effective as of June 1, 2016, (iii) after his election to serve as the Company’s Chief Financial Officer and Treasurer on June 1, 2016, a material diminution in the Executive’s duties, authorities or responsibilities; provided, however, that the removal by the Board of the title of Treasurer from the Executive shall not be deemed “Good Reason” for purposes of this Section 1.11 so long as the Executive retains the title of Chief Financial Officer of the Company, (iv) a reduction of the Executive’s Base Salary (defined below) below $500,000, (v) the relocation of the Executive’s principal place of employment more than 50 miles from Waltham, Massachusetts, except for a relocation of the Executive’s principal place of employment that is approved by a majority of the independent directors after making a determination that such relocation is in the best interests of the Company, (vi) a material breach of this Agreement by the Company (other than those items set forth in items (i), (ii) or (iii) above), or (vii) the failure of the Company to obtain the assumption in writing of its obligations to perform this Agreement by any successor to the Company following a Change of Control, if any. The Executive’s termination of employment shall not be on account of Good Reason unless the Executive gives the Company written notice within 90 days of the initial existence of the grounds that the Executive asserts constitute Good Reason, the Company has not cured such grounds within 30 days after the Executive’s notice and the Executive terminates employment within 90 days after the Executive’s notice.

1.12 “Group” shall mean a “group” as such term is used in Sections 13(d) and 14(d) of the Act (or any successor section thereto), acting in concert.

1.13 “Lead Independent Director” means the independent director who has been designated by the Board to serve as the lead independent director of the Company.

1.14 “Person” shall mean a “person” as such term is used for purposes of Sections 13(d) and 14(d) of the Act (or any successor section thereto).

2. Employment as Chief Financial Officer and Treasurer of the Company. As of the Effective Date until the termination of this Agreement, the Company shall hereby employ the Executive. The Executive does hereby accept and agree to such employment. From the Effective Date until May 31, 2016, the Executive shall report primarily to the Company’s Chief Executive Officer and Chief Financial Officer, with the Executive’s duties, responsibilities and performance expectations primarily being set by the Company’s Chief Executive Officer. Effective as of June 1, 2016, the Executive shall serve as the Company’s Chief Financial Officer and Treasurer of the Company. The Executive’s duties as Chief Financial Officer and Treasurer shall be such duties typically required of a chief financial officer and treasurer, and as shall from time to time be agreed upon by the Executive and the Board. Beginning as of June 1, 2016, the Executive shall report solely and directly to the Chief Executive Officer of the Company. Except for periods of Disability (as defined below), during the Term the Executive shall devote substantially all of his business time and attention to perform his duties under this Agreement. The Executive may undertake business activities outside of the duties under this Agreement; provided, however, that (i) such activities do not prevent the Executive from devoting substantially all of his business time and attention to perform his duties under this Agreement and (ii) such activities are first approved by the Board.

3. Term of Agreement. The initial term (the “Initial Term”) of this Agreement shall commence as of the Effective Date and shall continue through the third anniversary of the Effective Date. From and after such third anniversary and upon each anniversary thereafter, the Initial Term shall automatically be extended for successive one-year periods (each such successive one-year period, together with the Initial Term, being the “Term”) unless, not later than 90 days prior to such third anniversary or any subsequent anniversary, as applicable, either party shall have given written notice to the other that it does not wish to extend the Term of this Agreement.

4. Compensation.

4.1 Base Salary. The Company shall pay the Executive, and the Executive agrees to accept from the Company, in payment for his services to the Company, a gross base salary equal to a per annum amount of $500,000 (the “Base Salary”), payable in equal monthly installments in accordance with the Company’s payroll practices. The Base Salary may be adjusted at any time by the Compensation Committee. The Base Salary as adjusted shall be deemed to be the Base Salary for all purposes under this Agreement.

4.2 Performance Bonus.

a. The Executive shall be eligible to participate in, and be paid a performance bonus (the “Performance Bonus”) in accordance with the terms of an incentive compensation plan approved by the Compensation Committee for the Company’s Executives and other eligible employees (the “Incentive Compensation Plan”) each year during the Term.

b. Pursuant to the Company’s 2016 Incentive Compensation Plan (the “2016 Plan”), the Executive shall be eligible to receive a discretionary incentive compensation bonus (the “2016 Bonus”) of up to 150% of his base salary for the fiscal year ended December 31, 2016 (“Fiscal 2016”), subject to the approval of the Compensation Committee; provided, however, that the 2016 Bonus shall in any event be at least $400,000, which shall be payable 50% in cash and 50% in restricted common stock that shall vest ratably over a five year period beginning on the one year anniversary of the date of grant in accordance with the 2016 Plan.

c. The amount of the benefit that may be earned by the Executive under the Incentive Compensation Plan, the form of Performance Bonus awards made to the Executive and the timing of the payment of such Performance Bonus awards shall each be determined in accordance with the terms of the Incentive Compensation Plan, with such terms to be set annually by the Compensation Committee.

4.3 Annual Review; Discretion to Adjust Compensation. The Compensation Committee shall at least once each fiscal year review the Executive’s compensation package to determine if the package should be adjusted in order for it to continue to meet the Company’s compensation objectives. If the Compensation Committee determines that the Executive’s compensation package should be adjusted pursuant to this Section 4.3, then the Compensation Committee shall recommend such adjustment to the Board. The Executive’s compensation package shall only be adjusted pursuant to this Section 4.3 if approved by the Board. Nothing in this Agreement shall be interpreted to imply that this Agreement guarantees that the Executive’s compensation package will be increased. In addition, nothing in this Agreement shall preclude the Board from adjusting, or the Board and the Compensation Committee from considering adjusting, the Executive’s compensation during the Term of this Agreement. The Base Salary as adjusted shall be the Base Salary for all purposes of this Agreement.

5. Fringe Benefits. The Executive shall be entitled to participate in any benefit programs adopted from time to time by the Company for the benefit of the Company’s executives and/or the Company’s employees generally, and the Executive shall be entitled to receive such other fringe benefits as may be granted to him from time to time by the Compensation Committee.

5.1 Benefit Plans. The Executive shall be entitled to participate in any benefit plans relating to stock options, stock purchases, awards, pension, thrift, profit sharing, life insurance, medical coverage, education, or other retirement or employee benefits available to other senior executive employees of the Company, subject to any restrictions (including waiting periods) specified in such plans.

5.2 Vacation and ESG Paid Time Off. The Executive shall be entitled to such number of weeks of paid vacation per calendar year, including time off to undertake and participate in activities that are charitable or philanthropic in nature in accordance with the Company’s applicable policies regarding environmental, social responsibility and corporate governance, as determined by the Board after review of industry standards, but shall in no event be entitled to fewer than six (6) weeks of paid vacation per calendar year.

6. Business Expenses. The Company shall reimburse the Executive for any and all necessary, customary and usual expenses incurred by Executive on behalf of the Company in accordance with Company policies.

7. Termination of Executive’s Employment.

7.1 Death. If the Executive dies while employed by the Company, his employment shall immediately terminate. The Company’s obligation to pay the Executive’s Base Salary shall cease as of the date of Executive’s death, except that any earned but unpaid Base Salary and Performance Bonus for any performance period that ended before the Executive’s death shall be paid to the Executive’s estate as soon as practicable after his death. In addition, the Executive’s estate shall receive the Performance Bonus for the year of the Executive’s death on a pro-rated basis and the Performance Bonus, if any, shall be paid to the Executive’s estate at the same time and in the same manner as such Performance Bonus would have been paid to the Executive had the Executive’s employment not been terminated by reason of death.

7.2 Disability. If, as a result of the Executive’s incapacity due to physical or mental illness (“Disability”), Executive is incapable of performing the essential functions of his job or shall have been absent from the full-time performance of his duties with the Company for a period of at least six (6) consecutive months, and, within 30 days after written notice is provided to him by the Company, the Executive is incapable of performing the essential functions of his job or shall not have returned to the full-time performance of his duties, the Executive’s employment under this Agreement may be terminated by the Company due to the Executive’s Disability. With respect to the period beginning when the Executive is first absent from the full-time performance of his duties with the Company due to Disability and ending upon the later of (i) the date he is terminated from employment in accordance with the foregoing sentence, or (ii) the date he begins receiving long-term disability payments under the Company’s long term disability plan (“Salary Continuation Period”), the Company shall continue to pay the Executive his Base Salary at the rate in effect at the commencement of such period of Disability. Upon a termination of the Executive’s employment by reason of Disability, the Company shall pay to the Executive the severance detailed in Section 8.2 below.

7.3 Termination by the Company for Cause. The Company, by action of the Board, may terminate the Executive’s employment under this Agreement for “Cause,” at any time prior to expiration of the Term of this Agreement, only in the event of (i) acts or omissions constituting gross or willful misconduct on the part of the Executive in connection with the performance of his duties to the Company, (ii) a material breach by the Executive of the terms of this Agreement, (iii) the failure of the Executive to adhere to the lawful directions of the Board that are reasonably consistent with the Executive’s duties and positions or (iv) the Executive’s conviction or plea of guilty or nolo contendre for fraud, misappropriation or embezzlement in connection with the assets of the Company, or to a felony. In the case of clauses (i), (ii) or (iii) only, it shall also be a condition precedent to the Company’s right to terminate the Executive’s employment for Cause that (1) the Company shall first have given the Executive written notice stating with specificity the reason for the termination (“asserted breach”) at least 60 days before the meeting of the Board called to make such determination and the Executive and his counsel are given the opportunity to answer such grounds for termination in person, at a hearing or in writing, at the Executive’s discretion, delivered to the Lead Independent Director of the Board before a vote by the Board on the existence of Cause; and (2) if such asserted breach is capable of cure or remedy, a period of 60 days from and after the giving of the notice described in (1) shall have elapsed without the Executive having effectively cured or remedied such asserted breach to the reasonable satisfaction of the Board during such 60-day period, unless such asserted breach is of the type that cannot be cured or remedied within 60 days, in which case the period for remedy or cure shall be extended for a reasonable time (not to exceed an additional 30 days), provided the Executive has made and continues to make a diligent effort to effect such remedy or cure. In the case of clause (iv) above, the Executive’s employment under this Agreement may be terminated immediately without any advance written notice. Upon a determination that grounds exist for a termination for Cause by the Board and that the asserted breach cannot be cured, or immediately in the case of clause (iv) above, the Company’s obligation to pay the Executive’s Base Salary, any Performance Bonus and benefits shall immediately cease, except to the extent any Base Salary or Performance Bonus for a performance period that ended before such date and has been earned but has not yet been paid. Additionally, equity awards granted to the Executive which have not yet vested as of the termination date of Executive’s employment with the Company shall be forfeited.

7.4 Termination without Cause. The Company may at any time during the Term of this Agreement terminate the Executive’s employment without Cause by giving the Executive notice in writing not less than 30 days in advance of such termination. In addition, if the Company chooses not to renew this Agreement at any time pursuant to Section 3.1 hereto and the Executive remains employed by the Company until the end of the Term, then such non-renewal shall be deemed a termination without Cause under this Section 7.4. Except as provided in this Agreement, the Executive shall have no further obligations to the Company after the effective date of any termination without Cause, as set forth in the notice. In the event of a termination of the Executive’s employment under this Section 7.4, the Company will pay to the Executive the severance detailed in Section 8.1 below.

7.5 Termination by the Executive. The Executive may at any time during the Term of this Agreement terminate his employment hereunder without Good Reason by giving the Company notice in writing not less 90 days in advance of such termination. Except as set forth in Section 9 of this Agreement, the Executive shall have no further obligations to the Company after the effective date of his termination, as set forth in the notice. In the event of a termination by the Executive under this Section 7.5, the Company will only pay any unpaid Base Salary that was earned but had not yet been paid prior to the termination date of Executive’s employment with the Company. Additionally, equity awards granted to the Executive which have not yet vested as of the termination date of Executive’s employment with the Company shall be forfeited.

7.6 Termination by the Executive for Good Reason. The Executive at any time may terminate his employment for Good Reason. If the Executive terminates his employment for Good Reason, the notice period in Section 7.5 above shall not apply and the Company will pay to the Executive the severance detailed in Section 8.1 below.

8. Termination Payments.

8.1 Compensation upon Termination by the Company other than for Cause or upon Termination by the Executive for Good Reason or upon a Change in Control. If the Executive’s employment shall be terminated by (i) the Company, or its successor, (A) other than for Cause or (B) other than for Cause within 24 months after a Change of Control, or (ii) the Executive (A) for Good Reason at any time or (B) for Good Reason within 12 months following a Change in Control, then the Company, or its successor, shall pay, and the Executive shall be entitled to receive, the following amounts and benefits:

a. Payment of Unpaid Base Salary and Performance Bonus. The Company shall pay the Executive, in a single cash payment, (i) any unpaid Base Salary, (ii) any Performance Bonus that was earned for performance periods that ended prior to the termination date of Executive’s employment with the Company and has not been paid and (iii) the pro rata Performance Bonus for the year of the Executive’s termination of employment with the Company.

b. Severance Payment.

(i) if such termination occurs during Fiscal 2016, then the Company shall pay the Executive an amount equal to $2,250,000.00; such amount being (A) the sum of the Executive’s (1) Base Salary plus (2) $625,000, multiplied by (B) 2. In addition, Executive shall receive this payment in the event that an agreement is executed during Fiscal 2016 pursuant to which a Change of Control would occur if completed, such Change of Control transaction is completed during the year ended December 31, 2017, and either the Executive terminates his employment for Good Reason within 12 months following such Change of Control or the Executive’s employment is terminated by the Company or its successor other than for Cause within 24 months after such Change of Control.

(ii) if such termination occurs during the fiscal year ending December 31, 2017, then the Company shall pay the Executive an amount equal to (A) the sum of the average of the Executive’s (1) Base Salary plus (2) the Performance Bonus earned during the period of time beginning on the date of this Agreement and ending on the termination date of Executive’s employment with the Company, multiplied by (B) 1.5.

(iii) thereafter, the Company shall pay the Executive an amount equal to (A) the sum of the average of the Executive’s (1) Base Salary plus (2) the Performance Bonus earned during the shorter of (i) the three (3) fiscal years immediately preceding the year in which the termination of the Executive’s employment occurs or (ii) the period of time beginning on the date of this Agreement and ending on the termination date of Executive’s employment with the Company, multiplied by (B) 1.

(iv) Any payment pursuant to this Section 8.1(b) shall be referred to as the “Severance Amount.” Fifty percent (50%) of the Severance Amount shall be paid by the later of (i) 30 days after the date the Executive terminates for Good Reason or is terminated by the Company for any reason other than Cause or (ii) five (5) Business Days after the effectiveness of the Executive’s Release (defined below), and the remaining fifty percent (50%) of the Severance Amount shall be paid on or before March 15 of the year following the year in which the Executive terminates for Good Reason or is terminated by the Company for any reason other than Cause or, if sooner, in three (3) equal monthly installments beginning on the first business day of the month following the month of such termination.

c. Immediate Vesting of Stock Options. The Company shall take all appropriate action such that all stock options on the Company’s stock owned by the Executive as of the termination date of Executive’s employment with the Company, and which have not vested prior to the termination date of the Executive’s employment with the Company shall immediately vest. The provisions of this Section 8.1(c) shall constitute an amendment to any existing stock option agreements (including award certificates) of the Company as of the termination date of Executive’s employment with the Company.

d. Immediate Vesting of Restricted Stock Grants. The Company shall take all appropriate action such that all shares subject to forfeiture under any restricted stock award agreement (an “RSA”) shall become fully vested, and no longer subject to forfeiture in accordance with the terms of such RSAs. The provisions of this Section 8.1(d) shall constitute an amendment to any existing RSAs by and between the Company and the Executive as of the termination date of Executive’s employment with the Company.

e. Maximization of Payment in the Event of a Change in Control. The Company shall make the payments and provide the benefits to be paid and provided under this Agreement; provided, however, that if all or any portion of the payments and benefits provided under this Agreement, either alone or together with other payments and benefits which the Executive receives or is then entitled to receive from the Company or otherwise, would constitute a “parachute payment” within the meaning of Section 280G of the Code (or a similar or successor provision), the Company shall reduce such payments hereunder and such other payments to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code (or a similar or successor provision); but only if, by reason of such reduction, the net after-tax benefit to the Executive shall exceed the net after-tax benefit if such reduction were not made. The payments or benefits shall be reduced by first reducing payment or benefits that are not subject to Section 409A of the Code and thereafter, if necessary, reducing payments or benefits that are subject to Section 409A of the Code in the manner and order determined by the Company. The determination of whether the payments shall be reduced as provided in this Section 8(e) and the amount of such reduction shall be made at the Company’s expense by a public accounting firm retained by the Company at the time the calculation is to be performed, or one selected by the Company from among the four (4) largest public accounting firms in the United States (the “Accounting Firm”). The Accounting Firm shall provide its determination, together with detailed supporting calculations and documentation to the Company and the Executive within 20 Business Days of the payment of the initial installment of the Severance Amount. The Executive may review these calculations for a period of 20 days and may retain another accounting firm (at his own expense) for such review and submit objections during such 20-day review period.

f. Continuation of Medical Benefits. The Company shall reimburse the Executive for the amount of premiums paid by the Executive to continue coverage for the Executive and his eligible dependents under the Company’s health plan during the period that the Executive and his eligible dependents are eligible to participate in the Company’s health plan under the terms of the plan and the insurance policy that insures the plan’s benefits, not to exceed 12 months after termination. If the Executive and his eligible dependents are unable to continue participation in the Company’s health plan for at least 12 months after termination, the Company shall reimburse the Executive for the amount of premiums paid by the Executive to continue coverage for the Executive and his eligible dependents under COBRA or any similar State law for the period that such continuation coverage is required.

g. General Release. The obligations of the Company to make any payments to Executive required under Section 8.1 hereof shall be conditioned on the execution and delivery by the Company and the Executive of, and the effectiveness of, a general mutual release of claims in form and substance reasonably satisfactory to the Company and the Executive.

8.2 Compensation upon Termination by the Company for Disability. If the Executive’s employment shall be terminated by the Company for Disability, then the Company shall pay, and the Executive shall be entitled to receive, the following amounts and benefits in addition to those amounts set forth in Section 7.2:

a. Performance Bonus. The Company shall pay to the Executive (i) the unpaid Performance Bonus for any performance period that ended before the termination date of the Executive’s employment with the Company and (ii) the pro rata Performance Bonus for the year of the Executive’s termination of employment with the Company. The Performance Bonus shall be paid to the Executive at the same time and in the same manner as such Performance Bonus would have been paid had the Executive not been terminated by reason of Disability.

b. Severance Amount. The Company shall pay the Executive an amount (the “Disability Severance Amount”) equal to three-quarters (0.75) times the average amount of the Executive’s Base Salary during the shorter of (A) three (3) fiscal years immediately preceding the year in which the termination of the Executive’s employment occurs or (B) the period of time beginning on the date of this Agreement and ending on the termination date of Executive’s employment with the Company. The Disability Severance Amount shall be payable in 12 equal monthly installments, commencing with the month immediately following the termination of the Executive’s employment by reason of Disability.

c. Immediate Vesting of Stock Options. The Company shall take all appropriate action such that all stock options on the Company’s stock owned by the Executive as of the termination date of Executive’s employment with the Company, and which have not vested prior to the termination date of the Executive’s employment with the Company shall immediately vest. The provisions of this Section 8.3(c) shall constitute an amendment to any existing stock option agreements (including award certificates) of the Company as of the termination date of Executive’s employment with the Company.

d. Immediate Vesting of Restricted Stock Grants. The Company shall take all appropriate action such that all shares subject to forfeiture under any RSAs shall become fully vested, and no longer subject to forfeiture in accordance with the terms of such RSAs. The provisions of this Section 8.3(d) shall constitute an amendment to any existing RSAs by and between the Company and the Executive as of the termination date of Executive’s employment with the Company.

e. Continuation of Medical Benefits. The Company shall reimburse the Executive for the amount of premiums paid by the Executive to continue coverage for the Executive and his eligible dependents under the Company’s health plan during the period that the Executive and his eligible dependents are eligible to participate in the Company’s health plan under the terms of the plan and the insurance policy that insures the plan’s benefits, not to exceed 12 months after termination. If the Executive and his eligible dependents are unable to continue participation in the Company’s health plan for at least 12 months after termination, the Company shall reimburse the Executive for the amount of premiums paid by the Executive to continue coverage for the Executive and his eligible dependents under COBRA or any similar State law for the period that such continuation coverage is required.

f. General Release. The obligations of the Company to make any payments to Executive required under Section 8.2 hereof shall be conditioned on the execution and delivery by the Company and the Executive of, and the effectiveness of, a general mutual release of claims in form and substance reasonably satisfactory to the Company and the Executive.

9. Noncompetition, Confidentiality and Non-Disparagement Provisions.

9.1 Noncompetition. The Executive agrees that during the Term of employment under this Agreement prior to any termination of his employment hereunder and, in the event the Executive’s employment shall be terminated by the Company other than for Cause or by the Executive for Good Reason, then for a period of one (1) year following such termination, the Executive will not, directly or indirectly, without the prior written consent of the Company, manage, operate, join, control, participate in, as an officer, employee or otherwise, of any real estate investment trust or other investment vehicle whose business strategy is based on or who engages primarily in the trading, sales or management of residential mortgage-backed securities (the “Business”) in any geographical region in which the

Company engages in the Business (a “Competitor”). It is further expressly agreed that the Company will or would suffer irreparable injury in violation of the preceding sentence of this Agreement and that the Company would by reason of such competition be entitled to seek monetary damages and injunctive relief in a court of appropriate jurisdiction, and the Executive further consents and stipulates to the entry of such injunctive relief, without the need for posting of a bond, in such a court prohibiting the Executive from competing with the Company or any subsidiary or affiliate of the Company, in the Business set forth above, in violation of this Agreement.

9.2 Access to Confidential Information and Non-Disclosure Agreement. Upon execution of this Agreement, the Executive will be provided with and will have access to certain Confidential Information. The Executive further agrees that Executive will not, except as the Company may otherwise consent or direct in writing or as may otherwise be required by law or legal process, reveal or disclose, sell, use, lecture upon, publish or otherwise disclose to any third party any Confidential Information, or authorize anyone else to do these things at any time either during or subsequent to his employment with the Company. This Section shall continue in full force and effect after termination of the Executive’s employment for any reason. The Executive’s obligations under this Section 9.2 of this Agreement with respect to any specific Confidential Information shall cease when that specific portion of the Confidential Information becomes publicly known, other than as a result of disclosure by the Executive or any representatives of the Executive in violation of this Agreement, in its entirety and without combining portions of such information obtained separately. It is understood that such Confidential Information includes matters that the Executive conceives or develops, as well as matters the Executive learns from other employees of the Executive. The Executive agrees that he will immediately notify the Company if he receives a subpoena, order from a court or administrative agency or other legal process that seeks to require disclosure of Confidential Information. The nondisclosure obligation set forth in this Section 9.2 is in addition to any fiduciary duties of the Executive to maintain the confidentiality of the Confidential Information and, to the extent not otherwise provided herein, the trade secrets of the Company.

9.3 Work Product. The Executive acknowledges that all ideas, discoveries, programs, systems, methods, techniques, formulas, concepts, works of authorship, interfaces, protocols, databases, creations, artwork, articles, programming, processes, designs, inventions or improvements thereof, whether or not capable of being protected by patent, copyright, trade secret or other intellectual property right (the “Work Product”), conceived by the Executive while employed by, serving as an officer of, or consulting with the Company, or any Affiliate, whether formally or informally, compensated or uncompensated, or whether during regular working hours, or while the Executive is an officer or director of the Company, or any Affiliate, provided such Work Product is related in some manner to the business (present and/or contemplated) of the Company, or any Affiliate, shall be owned and belong exclusively to the Company, or any Affiliate, as the case may be, and that the Executive shall have no personal interest in or right to use the Work Product. The Executive shall, unless the Executive otherwise agrees in writing, and without additional compensation: (i) promptly disclose to the Company all Work Product, and business opportunities related to the present and/or contemplated business of the Company, or any Affiliate (“Business Opportunities”); (ii) assign to the Company, and comply with all reasonable instructions of the Company regarding assigning, upon request, the entire rights to all Work Product and Business Opportunities; (iii) give an affidavit and live testimony (as may be necessary or desirable in the sole and absolute discretion of the Company) in support of his inventorship or creation in any appropriate case; and (iv) execute such other documents and take such other action as may be required to protect the rights of the Company, or any Affiliate in any such Work Product and Business Opportunities, including without limitation, such patent, trademark and copyright applications, as may be necessary or desirable in the sole and absolute discretion of the Company to obtain, maintain, protect or vest in the Company, or any Affiliate, the entire right, title and interest in and to the Work Product and Business Opportunities. The Executive agrees that all Work Product, all derivatives thereof, and the Executive’s contributions thereto shall be considered “works made for hire” as contemplated in the U.S. Copyright Act, and shall automatically be owned by the Company, or and/or any applicable Affiliated Entity. If any portion of the Work Product is not ruled to be a “work made for hire,” the Executive hereby assigns and transfers to the Company, or its successors and assigns, absolutely and forever all right, title and interest in and to such Work Product, including, without limitation, the right to use same in any and all versions of the Work Product and in any other works in any media published or licensed by the Company, or any Affiliate and the right to recover for past or future infringements thereof. This provision shall not apply to Work Product for which no equipment, supplies, facility or Confidential Information was used and which was developed entirely on the Executive’s own time, and (a) which does not relate to the business of the Company, or (b) which does not result from any work performed by Executive for the Company.

9.4 Return of Property. The Executive acknowledges that all Work Product and other writings, records and other documents and things comprising, containing, describing, discussing, explaining or evidencing any Confidential Information and all letters, notes, notebooks, computer data and programs, lists, books, records of any kind and any other written or other materials relating to Work Product and/or Confidential Information and all other property belonging to the Company in the Executive’s custody or possession that has been obtained or prepared in the course of the Executive’s employment with the Company shall be the exclusive property of the Company, shall not be copied and/or removed from the premises of the Company, except in pursuit of the business of the Company, and with express authorization from the Company, and shall be delivered to the Company, along with all copies or reproductions of same, upon notification of the termination of the Executive’s employment or at any other time requested by the Company. The Company shall have the right to retain, access, and inspect all property of any kind in the Executive’s office, work area and on the premises of the Company upon termination of the Executive’s employment and at any time during the Executive’s employment, to ensure compliance with the terms of this Agreement.

9.5 Conflicts of Interest. The Executive agrees that during the Term, the Executive will not, without the Company’s prior written consent, engage, either directly or indirectly, in any activity which might reasonably be expected to adversely affect the Company, or any Affiliated Entity (a “Conflict of Interest”) including, but not limited to, (i) ownership of a material interest in any entity with which the Company does business; or (ii) being engaged in any other business activity pursued for gain, profit or other pecuniary advantage if such activity interferes with the Executive’s duties and responsibilities as an employee of the Company, or as an officer of the Company. The foregoing limitations shall not be construed as prohibiting the Executive from making personal investments in such form or manner as will neither require the Executive’s services in the operation or affairs of the companies or enterprises in which such investments are made nor violate the terms of this Agreement. The Executive also agrees that he will not accept any payment, service, loan, gift, trip, entertainment or other favor valued in excess of One Hundred Dollars ($100.00) from an entity with which the Company, or any Affiliated Entity, does business and that the Executive will promptly inform an officer of the Company as to each offer received by the Executive to engage in any such activity. The Executive further agrees to disclose to the Company any other facts of which the Executive becomes aware which might reasonably be expected to involve or give rise to a Conflict of Interest or potential Conflict of Interest.

9.6 Non-Solicitation of Employees. The Executive agrees that for the Term, and for a period of one (1) year following termination of the Executive’s employment with the Company for any reason, he will not either directly or indirectly, on his own behalf or on behalf of others: (i) induce or attempt to induce any employee or officer of the Company, or any employee or officer of an Affiliated Entity to terminate such employee’s employment with the Company or service to the Company or any Affiliated Entity; (ii) induce or attempt to induce any consultant or independent contractor to the Company, or any Affiliated Entity to terminate his or its consultancy or contractual relationship with the Company, or any Affiliated Entity; and/or (iii) employ or retain, or attempt to employ or retain, any employee of the Company, or any Affiliated Entity.

9.7 Non-disparagement. Following the termination of the Executive’s employment with the Company for any reason, the Executive shall not say, publish or do anything that casts the Company, or any Affiliated Entity, or any officer or director of the Company, or any Affiliated Entity, in an unfavorable light, or disparage or injure the goodwill, business reputation or relationship of the Company, or any Affiliated Entity, with existing or potential creditors, counterparties, bankers, analysts, investors, employees or the financial community in general, or the goodwill or business reputation of the employees, directors and/or contractors of the Company, or any Affiliated Entity.

9.8 Acknowledgment of Need for Restrictive Covenants. The Executive acknowledges the necessity of the restrictive covenants set forth herein to protect the Company’s legitimate interests in the Confidential Information, Work Product, business and the goodwill with creditors, counterparties, bankers, analysts, investors, employees and the financial community in general that the Company has established at its substantial investment; and protect the Company as a result of providing the Executive with trade secrets, Confidential Information and other specialized and valuable knowledge, training, and insight regarding the Company’s business and operations. The Executive further agrees and acknowledges that the restrictive covenants are a reasonable limitation as to time, geographic area and scope of activities to be restricted and that such promises do not impose a greater restraint on the Executive than is necessary to protect the goodwill, Confidential Information, Work Product and other legitimate business interests of the Company.

9.9 Reaffirmation of Obligations. Upon termination of his employment with the Company, the Executive, if requested by the Company, shall reaffirm in writing the Executive’s recognition of the importance of maintaining the confidentiality of the Confidential Information, and reaffirm any other obligations set forth in this Agreement that survive the termination of the Executive’s employment with the Company.

9.10 Prior Disclosure. The Executive represents and warrants that he has not used or disclosed any Confidential Information, trade secret, copyright or any other intellectual property he may have obtained from the Company prior to signing this Agreement, in any way inconsistent with the provisions of this Agreement.

9.11 Previously Accessed Confidential Information. The Executive will not, except as the Company may otherwise consent in writing, use any Confidential Information the Executive may have obtained from the Company prior to execution of this Agreement, whether such information is in the Executive’s memory or embodied in a writing or other physical form.

10. Compliance With Section 409A. This Agreement and the amounts payable and other benefits provided under this Agreement are intended to comply with, or otherwise be exempt from, Section 409A of the Code, after giving effect to the exemptions in Treasury Regulation Section 1.409A-1(b)(3) through (b)(12). This Agreement shall be administered, interpreted and construed in a manner consistent with Section 409A of the Code. If any provision of this Agreement is found not to comply with, or otherwise not be exempt from, the provisions of Section 409A of the Code, it shall be modified and given effect, in the sole discretion of the Compensation Committee and without requiring the Executive’s consent, in such manner as the Compensation Committee determines to be necessary or appropriate to comply with, or to effectuate an exemption from, Section 409A of the Code; provided, however, that in exercising its discretion under this Section 10, the Compensation Committee shall modify this Agreement or any amount payable or other benefits provided under this Agreement, in the least restrictive manner necessary. If this Agreement or any amount payable or other benefit provided under this Agreement shall be deemed not to comply with Section 409A of the Code or any related regulations or other guidance, then neither the Company, any Affiliate, the Compensation Committee or any of their designees or agents shall be liable to the Executive or other person for actions, decisions or determinations made in good faith.

If a payment or benefit obligation under this Agreement arises on account of the Executive’s termination of employment and such payment or benefit obligation constitutes “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Section 1.409A-1(b)(3) through (b)(12)), it shall be payable only after the Executive’s “separation from service” (as defined in Treasury Regulation Section 1.409A-1(h)); provided, however, that if the Executive is a “specified employee” (as defined in Treasury Regulation Section 1.409A-1(i)), any payment that is scheduled to be paid within six (6) months after such “separation from service” shall accrue without interest and shall be paid on the date that is six (6) months after such “separation from service” or, in the case of a payment or benefit obligation payable in installments, on the first day of the seventh month beginning after the date of the Executive’s “separation from service” or, if earlier, within fifteen days after the Executive’s death (and the payment on the first day of the seventh month beginning after the date of the Executive’s “separation from service” shall include any installments that would have been paid during such period after the “separation from service” if the Executive was not a “specified employee.”

With respect to any reimbursement of expenses of, or any provision of in-kind benefits to, the Executive as provided in this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following limitations: (i) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one (1) taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangements providing for the reimbursement of expenses referred to in Section 105(b) of the Code; (ii) the reimbursement of an eligible expense shall be made as specified in this Agreement and in no event later than the end of the year in which such expense was incurred; and (iii) the right to reimbursement or in-kind benefit shall not be subject to liquidation or exchange for another benefit.

11. Notices. All notices and other communications under this Agreement shall be in writing and shall be given by fax or first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given three (3) days after mailing or 24 hours after transmission of a fax or email to the respective persons named below:

If to the Company:	Compensation Committee of the Board of Directors
c/o CYS Investments, Inc.
890 Winter Street, Suite 200
Waltham, Massachusetts 02451
Phone: (617) 639-0400
Fax: (617) 507-6439
Email: thomas.rosenbloom@cysinv.com

If to the Executive:	Jack DeCicco
to the address of the Executive as most recently listed in the Company’s corporate records
Phone: [●]
Fax: [●]
Email: [●]

A copy of any notice pursuant to this Agreement shall be sent to Hunton & Williams LLP, Riverfront Plaza East, 951 East Byrd Street, Richmond, Virginia 23219 Attention: S. Gregory Cope, Esquire. Either party may change such party’s address for notices by notice duly given pursuant hereto.

12. No Mitigation or Offset. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise. The Company shall not be entitled to set off against the amounts payable to the Executive under this Agreement any amounts earned by the Executive in other employment after termination of employment with the Company, or any amounts which might have been earned by the Executive in other employment had such other employment been sought.

13. Termination of Prior Agreements. This Agreement terminates and supersedes any and all prior agreements and understandings between the parties with respect to employment or with respect to the compensation of the Executive by the Company.

14. Assignment; Successors. This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided that, in the event of the merger, consolidation, transfer, or sale of all or substantially all of the assets of the Company with or to any other individual or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and the Company shall ensure that such successor agrees to discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder.

15. Governing Law. This Agreement and the legal relations thus created between the parties hereto shall be governed by and construed under and in accordance with the laws of the Commonwealth of Massachusetts, applicable to agreements made and to be performed entirely therein, without regard to conflict of laws provisions thereof that would apply the law of any other jurisdiction.

16. Entire Agreement; Headings. This Agreement embodies the entire agreement of the parties respecting the matters within its scope and may be modified only in writing. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

17. Waiver; Modification. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times. This Agreement shall not be modified in any respect except by a writing executed by each party hereto.

18. Severability. In the event that a court of competent jurisdiction determines that any portion of this Agreement is in violation of any statute or public policy, only the portions of this Agreement that violate such statute or public policy shall be stricken. All portions of this Agreement that do not violate any statute or public policy shall continue in full force and effect. Further, any court order striking any portion of this Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Agreement.

19. Indemnification; Directors and Officers Insurance. The Company shall indemnify and hold Executive harmless to the maximum extent permitted by Section 2-418 of the Maryland General Corporations Law or its successor statute. During the Term and for six (6) years following the date of the Executive’s termination as an officer of the Company, the Company (or any successor thereto) shall provide the Executive with comprehensive coverage under the Company’s officers and directors insurance policy (or policies) on substantially the same terms and levels that it provides to its senior executive officers, at the Company’s sole cost.

20. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

21. Authority of the Company. The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement and that its entering into this Agreement and the performance of its obligations under this Agreement will not violate any agreement between the Company and any other person, firm or organization or any law or governmental regulation.

22. Successor Sections. References herein to sections, rules or regulations of the Act, Code or other applicable law shall be deemed to include any successor sections, rules or regulations.

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SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Executive has hereunto signed this Agreement, as of the date first above written.

CYS INVESTMENTS, INC.

By:	/s/ Kevin E. Grant
Kevin E. Grant, Chief Executive Officer

EXECUTIVE

/s/ Jack DeCicco
Jack DeCicco

Signature Page to Employment Agreement by and between

CYS Investments, Inc. and Jack DeCicco